EXHIBIT 12

                  PHILIP MORRIS COMPANIES INC. AND SUBSIDIARIES
               Computation of Ratios of Earnings to Fixed Charges
                              (dollars in millions)


                                          Years Ended December 31,
                             --------------------------------------------------
                               1996       1995       1994      1993       1992
                             --------   --------   -------   -------   --------
Earnings before
   income taxes and
   cumulative effect
   of accounting changes     $ 10,683   $  9,347   $ 8,216   $ 6,196   $  8,608

Add (Deduct):
Equity in net earnings of
   less than 50% owned
   affiliates                    (227)      (246)     (184)     (164)      (107)

Dividends from less than
   50% owned affiliates           160        202       165       151        125
Fixed charges                   1,421      1,495     1,537     1,716      1,736
Interest capitalized, net
   of amortization                 13          2        (1)      (13)        (3)
                             --------   --------   -------   -------   --------
Earnings available for
   fixed charges             $ 12,050   $ 10,800   $ 9,733   $ 7,886   $ 10,359
                             ========   ========   =======   =======   ========

Fixed charges:
Interest incurred:
   Consumer products         $  1,197   $  1,281   $ 1,317   $ 1,502   $  1,525
   Financial services and
     real estate                   81         84        78        87         95
                             --------   --------   -------   -------   --------
                             $  1,278   $  1,365   $ 1,395   $ 1,589   $  1,620
Portion of rent expense
   deemed to represent
   interest factor                143        130       142       127        116
                             --------   --------   -------   -------   --------
Fixed charges                $  1,421   $  1,495   $ 1,537   $ 1,716   $  1,736
                             ========   ========   =======   =======   ========
Ratio of earnings to
   fixed charges                  8.5        7.2       6.3       4.6        6.0
                             ========   ========   =======   =======   ========